EXHIBIT 14

TELTRONICS, INC.

CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER AND
SENIOR FINANCIAL AND ACCOUNTING OFFICERS

(Adopted December 31, 2003)

Introduction

        All employees of Teltronics, Inc. and any of its partially or wholly owned subsidiaries (collectively, the “Company”), including the Company’s chief executive officer and senior financial and accounting officers (namely, the chief financial officer, the principal accounting officer, the controller and any other employee performing similar functions) (collectively, including the Company’s chief executive officer, the “Senior Financial Officers”), are expected to maintain high ethical standards of conduct and to comply fully with applicable laws and governmental regulations. In this regard, the Company requires all of its employees, including the Senior Financial Officers, to adhere to such other rules, codes and guidelines as the Company may from time to time adopt.

        To deter wrongdoing and to promote honest and ethical conduct, compliance with applicable laws and regulations, avoidance of conflicts of interest and full, fair, accurate, timely and understandable disclosure in the Company’s public filings and communications, the following Code of Ethics codifies certain standards adopted by the Company to which the Senior Financial Officers will be held accountable and certain specific duties and responsibilities applicable to the Senior Financial Officers. As the professional and ethical conduct of the Senior Financial Officers is essential to the proper conduct and success of the Company’s business, the Senior Financial Officers must adhere to the standards, duties and responsibilities set forth below.

Code of Ethics

General Standards

The Company and the Company’s Board of Directors will hold each Senior Financial Officer accountable for adhering to and advocating the following standards to the best of his or her knowledge and ability:

A.	Act in an honest and ethical manner, including in connection with the handling and avoidance of actual or apparent conflicts of interest between personal and professional relationships;

B.

Comply with all applicable laws, rules and regulations of federal, state and local governments (both United States and foreign) and other appropriate private and public regulatory agencies (collectively, the “Laws”);

C.

Proactively promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications the Company makes, including, without limitation, providing other Company employees with information that is accurate, complete, objective, relevant, timely and understandable and acting in good faith, with due care, competence and diligence, without misrepresenting material facts or allowing such Senior Financial Officer’s independent judgment to be subordinated; and

D.	Proactively promote ethical and honest behavior within the Company, including, without limitation, the prompt reporting of violations of, and being accountable for adherence to, this Code of Ethics.

Specific Duties and Responsibilities

In adhering to and advocating the standards set forth above, each Senior Financial Officer shall fulfill the following duties and responsibilities to the best of his or her knowledge and ability:

1.

Each Senior Financial Officer shall handle all conflicts of interest between his or her personal and professional relationships in an ethical and honest manner, and shall disclose in advance to the Company’s General Counsel (the “Company’s Legal Counsel”) any transaction or relationship that reasonably could be expected to give rise to an actual or apparent conflict of interest between the Company and such Senior Financial Officer. To the extent that an actual or apparent conflict of interest is deemed to exist, the Company’s Legal Counsel shall report the relevant details of such conflict of interest to the Audit Committee. The Audit Committee shall thereafter take such action with respect to the conflict of interest as it shall deem appropriate. It is the general policy of the Company that conflicts of interest should be avoided whenever practicable. For purposes of this Code of Ethics, a “conflict of interest” will be deemed to be present when an individual’s private interest interferes in any way, or even appears to interfere, with the interests of the Company as a whole.

2.

Each Senior Financial Officer will use his or her best efforts to ensure the timely and understandable disclosure of information that, in all material respects, is accurate, complete, objective and relevant in all reports and documents the Company files with, or submits to, the SEC or in other public communications that the Company makes. As part of this undertaking, each Senior Financial Officer will periodically consider the adequacy and effectiveness of the Company’s “internal controls” and “disclosure controls and procedures” (as such terms are defined or used in SEC rules).

3.	Each Senior Financial Officer will use his or her best efforts to ensure compliance in all material respects by such Senior Financial Officer and the Company with all applicable Laws.

4.

Each Senior Financial Officer shall respect the confidentiality of information acquired in the course of his or her work and shall not disclose such information, except when the Senior Financial Officer believes he or she is authorized or legally obligated to disclose the information. No Senior Financial Officer may use confidential information acquired in the course of his or her work for his or her personal advantage.

5.

Each Senior Financial Officer shall responsibly use and exercise judicious control over all assets and resources of the Company that such Senior Financial Officer employs or that the Company has entrusted to such Senior Financial Officer.

6.	No Senior Financial Officer may take or direct or allow any other person to take or direct any action to fraudulently influence, coerce, manipulate or mislead the Company’s independent auditing firm.

7.

No Senior Financial Officer may engage the Company’s independent auditing firm to perform audit or non-audit services without the Audit Committee’s (or its designee’s) preapproval in accordance with the Audit Committee’s charter.

Reporting Violations

        If any person believes that a Senior Financial Officer has violated this Code of Ethics or the Company has or is about to violate a Law, or a Senior Financial Officer believes that he or she is being asked to violate this Code of Ethics or any Law in the performance of his or her duties for the Company, then the matter should be promptly reported to the Company’s Legal Counsel or to such other person or entity as the Company may from time to time designate. The Company’s Legal Counsel or such other person or entity will take appropriate steps to maintain the confidentiality of the reporting person’s identity, to the extent that this can be done in a manner consistent with the Company’s obligations to investigate and remedy the matter and, if appropriate, to report the matter to government officials. The matter in question will also be promptly reported to the Audit Committee. Persons may report violations of this Code of Ethics on an anonymous basis. No retribution will be taken against a person for providing information or assisting in an investigation the person reasonably believed constituted a violation of this Code of Ethics.

Interpretation and Enforcement

        Each Senior Financial Officer will be held accountable for his or her adherence to this Code of Ethics by the Company’s Board of Directors and appropriate committees thereof. A Senior Financial Officer’s failure to adhere to this Code of Ethics will be subject to appropriate disciplinary action, ranging from warnings to possible termination or removal.

        The Company’s Board of Directors is responsible for overseeing the interpretation and enforcement of this Code of Ethics. Subject to the Board’s ultimate authority, the Company’s Legal Counsel will be responsible for monitoring enforcement of this Code of Ethics and these procedures as they pertain to the Senior Financial Officers. If any questions regarding possible breaches or violations of this Code of Ethics are not resolvable by the Company’s Legal Counsel, such questions shall be directed to the Chairman of the Board (for all non-financial/non-accounting related issues) or to the Chairman of the Audit Committee of the Company’s Board of Directors (for all accounting and financial issues).

        Upon request by the Company’s Board of Directors or promptly after an issue is raised that might constitute a breach of, or require a waiver of or change in this Code of Ethics, the Company’s Legal Counsel will report to the Board concerning compliance with this Code of Ethics and any breaches or violations or other ethical issues which may have occurred or been presented. The Board of Directors shall consider all issues brought before it in executive session. In instances where breaches or violations of this Code of Ethics or other ethical issues may have been identified, the Company’s Legal Counsel may make such recommendation as may be appropriate to prevent a recurrence. The ultimate decision with respect to any such action will, however, be made by the Board of Directors.

        Only the Company’s Board of Directors may waive or amend this Code of Ethics. All waivers and amendments of this Code of Ethics must be publicly disclosed in a manner that complies with the requirements of the SEC, the applicable listing standards and other applicable laws, rules or regulations.

_________________